Exhibit 99.1

Nasdaq: AAIIE

Contacts:
Investors:	Media:
James B. Sloan, Jr.	Hulus Alpay
Senior Vice President, Corporate Finance	Makovsky & Company Inc.
910.254.7690	212.508.9641

aaiPharma Inc. Reports Second Quarter 2004 Financial Results

Wilmington, North Carolina, August 9, 2004 - aaiPharma Inc. (Nasdaq: AAII), a science-based pharmaceutical company, today reported financial results for the quarter ended June 30, 2004. Net revenues for the second quarter of 2004 were $51.5 million, compared to $66.1 million in the second quarter of 2003, while net income increased to $7.2 million or $0.25 per diluted share during the same period due to a net gain from the sale of the M.V.I.® and Aquasol® product lines of $37.5 million.

Net revenues from our pharmaceutical product business decreased to $21.8 million, compared to $40.5 million in the second quarter of 2003. The decrease in the quarter resulted from the divestiture of our M.V.I.® and Aquasol® product lines and decreased sales volumes of the Company’s Darvon®, Darvocet® and Brethine® product lines due primarily to the pre-existing amounts of these products in the distribution channel. The introduction of generic competition for the Company’s Brethine® injectable product also negatively impacted sales. Partially offsetting these decreases were contributions from Roxicodone® and Oramorph®SR, which was acquired in December 2003. Net revenues from the Company’s development services business increased 13% in the second quarter of 2004 to $24.6 million from $21.7 million in the same period of 2003. This increase was principally attributable to higher demand for aaiPharma‘s Phase I services, bioanalytical capabilities and Phase II-IV clinical trial services.

Selling expenses increased by $2.9 million over the same period in 2003 primarily due to expenses incurred relating to an agreement with Athlon Pharmaceuticals. aaiPharma terminated this agreement on June 4, 2004 and is currently engaged in litigation with Athlon Pharmaceuticals. The increase in

aaiPharma, Inc.
Second Quarter 2004 Earnings Release

operating costs and expenses included approximately $5.1 million in expenses for professional fees related to the recent investigation by a Special Committee of non-employee members of the Company’s Board of Directors. Research and development expenses were $4.3 million in the quarter due to spending on the Prosorb-D™ pain management product and development work on line extensions for our pain management and critical care products.

“We have taken additional steps on the road to recovery,” said Dr. Fred Sancilio, Executive Chairman and CEO of aaiPharma. “Operationally, we have significantly reduced inventory in the channel and we have cut costs by reducing our head count by over 10%. We are current with our SEC regulatory filings and we are once again trading on NASDAQ under the symbol AAII. While the Company is still presented with challenges, we are aggressively meeting those challenges and are headed in the right direction.”

Strategic Initiatives Update
During the second quarter, the Company secured a two-year, $140 million senior credit facility. The refinancing coincided with the Company’s sale of its M.V.I.® and Aquasol® product lines, the receipt of accelerated royalties under its significant development agreement, the termination of its hedging agreement and the implementation of various amendments to its bond indenture. The Company is in compliance with the covenants under its new credit facility and bond indenture at June 30, 2004.

Earlier this month, the Company entered into an amendment to its senior credit facility to, among other things, increase the amount of the term loans by up to $10 million, extend the maturity date of the facilities by one year to April 21, 2007, increase the interest rate on the loans by an additional 1.5%, and adjust certain covenants under the facilities.

Pharmaceutical product sales in the second quarter included $4.7 million in sales recorded under the consignment method. For these sales, the Company received cash for the products from the wholesalers in late 2003 or in the first quarter of 2004. Sales to wholesalers in the quarter were significantly reduced from prior periods due to the levels of Brethine® and Darvon®/Darvocet® products on hand at wholesalers at the beginning of the quarter. During the first six months of 2004, the Company reduced the aggregate amount of units of its products at wholesalers and chain pharmacies by approximately

aaiPharma, Inc.
Second Quarter 2004 Earnings Release

55%. This reduction excludes M.V.I.® and Aquasol® product at wholesalers and chain pharmacies for all time periods.

In June 2004, the Company announced and implemented a work force reduction intended to rationalize its expense base in relation to its revenue. aaiPharma recorded a $3.4 million restructuring charge representing severance costs and related employee benefit expenses for those affected by the reduction. The Company also announced that it would close its New Jersey facility in August 2004. On-going lease and facility costs for this location are not included in the restructuring charge.

As previously announced, the Company recently redirected its pharmaceutical sales force from a retail sales approach back to a focus on the hospital and pain clinic markets. In order to facilitate the effectiveness of the sales force in their interactions with medical professionals in hospitals and pain clinics, the Company has initiated numerous educational programs and has implemented a program to ensure that its group purchase organization contracts are properly aligned with these sales efforts.

Dr. Sancilio concluded, “During the second quarter of 2004, we initiated a long-term recovery plan focused on the fundamentals. The initial steps of this plan include maximizing liquidity, regaining regulatory compliance and repositioning our pharmaceutical business. We believe that many of the difficult decisions we have made on this long road to recovery, and the processes, policies and controls that we have implemented, illustrate our commitment to the long-term future of aaiPharma.”

Conference Call:
aaiPharma has scheduled a conference call for tomorrow at 8:30 A.M. Eastern Time to discuss its second quarter financial performance. To access this discussion via the Internet, go to the Company’s web site at www.aaipharma.com. For those unable to access the Internet, the Company has established telephone call-in lines at 800-310-6649 (domestic) and 719-457-2693 (international). An audio replay of the web cast will be available at www.aaipharma.com beginning August 10, 2004 at 1:00 p.m. Eastern Time. The replay will be available through August 24, 2004 at 5:00 p.m. Eastern Time.

aaiPharma, Inc.
Second Quarter 2004 Earnings Release

About aaiPharma Inc.
aaiPharma Inc. is a science-based pharmaceutical company focused on pain management, with corporate headquarters in Wilmington, North Carolina. With more than 24 years of drug development expertise, the Company is focused on developing, acquiring, and marketing branded medicines in its targeted therapeutic areas. aaiPharma‘s development efforts are focused on developing improved medicines from established molecules through its significant research and development capabilities. For more information on the Company, including its product development organization AAI Development Services, please visit aaiPharma‘s website at www.aaipharma.com.

Forward-Looking Statements
Information in this press release contains certain “forward-looking statements” under federal securities laws. The “forward-looking statements” herein involve risks and uncertainties that could cause actual results to differ materially, including, without limitation: risks and uncertainties pertaining to the implementation of enhanced internal controls; the pendency and outcome of governmental investigations and pending litigation; the conditions to continued Nasdaq National Market listing; the ability of the Company to meet its liquidity needs, develop successful new products, and execute its product and licensing commercialization strategy and the other components of its business plan, including the marketing of services to other companies and the focus of product marketing and sales efforts on hospitals and pain management centers; changes in pricing or other actions by competitors; the success of our cost reduction initiatives; and general economic conditions.

For more information on these and other factors that may affect our results, please refer to our annual report on Form 10-K for 2003 filed with the SEC on June 15, 2004, exhibits to that report, our amended quarterly reports on Form 10-Q filed with the SEC on June 24, 2004 with respect to the first three quarters of 2003, and our other periodic filings with the SEC.

Brethine®, Darvon®, Darvocet®, Oramorph®, and Roxicodone® are registered trademarks, and Prosorb-D™ is a trademark, of aaiPharma LLC. M.V.I.® and Aquasol® are registered trademarks of Mayne Pharma (USA) Inc.

-Financial Tables to Follow-

aaiPharma, Inc.
Second Quarter 2004 Earnings Release

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2004	2003	2004	2003
Net revenues:
Product sales	$21,781	$40,525	$46,214	$64,764
Product development (royalties and fees)	5,126	3,897	10,041	7,707
Development services	24,581	21,674	49,475	42,612

	51,488	66,096	105,730	115,083

Operating costs and expenses:
Direct costs (excluding depreciation and royalty expense):
Product sales (includes product rights amortization of $3,972, $2,969, $7,944 and $5,937)	10,943	15,777	25,090	26,862
Development services	14,751	12,587	29,499	24,776

Total direct costs	25,694	28,364	54,589	51,638

Selling expenses	11,074	8,201	24,101	15,935
General and administrative expenses	12,700	11,289	25,840	21,319
Research and development	4,306	5,588	10,713	10,074
Depreciation	2,025	1,947	4,037	3,835
Professional fees — internal inquiry	5,103	—	8,303	—
M.V.I. contingent payment/(gain on sale)	(37,546)	—	(6,545)	—
Restructuring charges	3,400	—	3,400	—
Royalty expense	509	127	1,009	127

Total operating costs and expenses	27,265	55,516	125,447	102,928

Income (loss) from operations	24,223	10,580	(19,717)	12,155

Other income (expense):
Interest, net	(8,752)	(4,931)	(14,397)	(10,481)
Loss from extinguishment from debt	(6,229)	—	(6,229)	—
Other	(1,855)	226	(1,836)	143

	(16,836)	(4,705)	(22,462)	(10,338)

Income (loss) before income taxes	7,387	5,875	(42,179)	1,817
Provision for income taxes	169	2,383	175	793

Net income (loss)	$7,218	$3,492	$(42,354)	$1,024

Basic earnings (loss) per share:	$0.25	$0.13	$(1.48)	$0.04

Weighted average shares outstanding	28,586	27,621	28,544	27,590

Diluted earnings (loss) per share	$0.25	$0.12	$(1.48)	$0.04

Weighted average shares outstanding	28,653	28,682	28,544	28,643

aaiPharma, Inc.
Second Quarter 2004 Earnings Release

aaiPharma Inc.
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	December 31,
	2004	2003
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,677	$8,785
Accounts receivable, net	—	32,614
Work-in-progress	11,808	12,503
Inventories, net	14,027	14,693
Deferred tax assets	19,184	19,184
Prepaid and other current assets	10,400	10,398

Total current assets	63,096	98,177
Property and equipment, net	57,650	57,236
Goodwill, net	12,933	13,361
Intangible assets, net	292,523	351,315
Other assets	15,445	14,508

Total assets	$441,647	$534,597

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$—	$4,000
Accounts payable	22,521	21,879
Customer advances	12,765	17,630
Accrued wages and benefits	6,351	5,320
Interest payable	5,155	5,511
Deferred product revenue	25,236	45,664
Other accrued liabilities	23,665	11,133

Total current liabilities	95,693	111,137
Long-term debt, less current portion	308,754	338,844
Deferred tax liability	2,246	2,246
Other liabilities	36	7,647
Stockholders’ equity:
Common stock	29	28
Paid-in capital	91,622	88,049
Accumulated deficit	(58,661)	(16,307)
Accumulated other comprehensive income	2,149	3,197
Deferred compensation	(221)	(244)

Total stockholders’ equity	34,918	74,723

Total liabilities and stockholders’ equity	$441,647	$534,597

aaiPharma, Inc.
Second Quarter 2004 Earnings Release

aaiPharma Inc.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended June 30,
	2004	2003
Cash flows from operating activities:
Net (loss) income	$(42,354)	$1,024
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation and amortization	11,981	9,772
Write-off of deferred financing and other costs	6,229	—
Net gain from asset sale	(37,546)	—
Other	148	(78)
Changes in operating assets and liabilities:
Accounts receivable, net	32,442	(1,766)
Work-in-progress	403	(1,319)
Inventories	(2,366)	94
Prepaid and other assets	(7,181)	1,038
Accounts payable	736	(607)
Customer advances	(4,685)	3,437
Interest payable	(356)	(206)
Deferred product revenue	(20,427)	11,729
Accrued wages and benefits and other accrued liabilities	13,666	(2,385)

Net cash (used in) provided by operating activities	(49,310)	20,733

Cash flows from investing activities:
Purchases of property and equipment	(4,719)	(6,482)
Proceeds from sales of property and equipment	88	389
Product line disposals (acquisitions)	91,377	(600)
Other	(133)	(287)

Net cash provided by (used in) investing activities	86,613	(6,980)

Cash flows from financing activities:
Proceeds from long-term borrowings	132,500	—
Payments on long-term borrowings	(164,000)	(17,000)
(Payments on) proceeds from interest rate swaps, net	(10,112)	2,678
Proceeds from stock option exercises	3,596	1,091
Other	(379)	1,018

Net cash used in financing activities	(38,395)	(12,213)

Net (decrease) increase in cash and cash equivalents	(1,092)	1,540
Effect of exchange rate changes on cash	(16)	60
Cash and cash equivalents, beginning of period	8,785	6,532

Cash and cash equivalents, end of period	$7,677	$8,132

Supplemental information, cash paid for:
Interest	$14,702	$12,142

Income taxes	$10,372	$2,979